Final Transcript
Feb 12, 2009 / 10:00PM GMT, TGAL - Q3 2009 Tegal Corporation Earnings Conference Call

CORPORATE PARTICIPANTS

 Christine Hergenrother
 Tegal - CFO

 Tom Mika
 Tegal - President & CEO

CONFERENCE CALL PARTICIPANTS

 Steve Sullivan
 Horizon Financial Group - Analyst

 PRESENTATION

Operator

 Good day, ladies and gentlemen, and welcome to the Tegal Third Quarter Fiscal 2009 Earnings Conference Call. My name is Emmanuel and I'll be your operator for today. (OPERATOR INSTRUCTIONS.) I would now like to turn the call over to your host for today, Ms. Christine Hergenrother, Chief Financial Officer. Please proceed, ma'am.

 Christine Hergenrother - Tegal - CFO

 Thank you. Good afternoon, and welcome to Tegal's Investor Conference Call for the third quarter of fiscal 2009, which ended December 31, 2008. Before I review the financial results for the quarter, I have two housekeeping items. The first is a reminder that a digital recording of this conference call will be made available two hours after the completion of the call and it will be available through midnight on Thursday, February 19, 2009. To access investors should dial 888-286-8010 or 617-801-6888 and enter passcode 89955875. An online replay of the call, along with the Company's earnings release, will be made available on the Company's website, as well.

The second housekeeping is an item--is a reminder that the important Safe Harbor statement that should be taken into consideration when listening to comments that will be made on this call. Except for historical information, matters discussed on this call are forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including but not limited to, industry conditions, economic conditions, acceptance of new technology, the growth of target markets, as well as other risks. Actual operations and financial results may differ materially from Tegal's expectations as a result of these factors or unanticipated events.

Specifically, we refer you to the risks and uncertainties as set forth in the Company's periodic filings with the Securities and Exchange Commission. Following my review of the financial performance for the quarter, I will introduce Tom Mika, President and Chief Executive Officer of Tegal, who will have some additional comments. After that we will entertain questions from the dial-in audience.

Revenues for the fiscal third quarter were 4.5 million, a sequential increase of 123% from 2 million in the fiscal second quarter of 2009 and a decrease of 56% from the 10.1 million recorded for the same quarter one year ago. Our reported net loss for the third quarter is 1.4 million, or $0.19 per share, compared to a net income of 2.8 million, or $0.39 per share, in the comparable quarter one year ago. Importantly, we have cut our net loss by 44% from the immediately preceding quarter when we reported a net loss of 2.5 million or $0.34 per share.

Gross profits for the third quarter came in at 30.5% compared to 43.6% in the comparable quarter one year ago and 50.8% in the second quarter of this fiscal year. Margins for Q2 were higher than normal due to the predominance of spare part sales in that quarter's revenue. Q3 gross margins were impacted by the recent integration of our new DRIE system and to our manufacturing organization and increased competition from third parties in our spare parts business.

Overall operating expenses for the third quarter were 2.8 million, an increase of about 100,000 from the same quarter last year and a decrease of 700,000 compared to last quarter.

Sales and marketing expense remained flat from last quarter and decreased from the same period last year by approximately 230,000, due largely to a decrease in sales commission. Overall R&D spending remained flat from the prior quarter. In the same quarter one year ago, R&D expenses included a credit of approximately 200,000 for non-reoccurring development work. Going forward, such credits will be included in revenue. When compared to last quarter, G&A expense decreased by 600,000, primarily due to high legal and accounting fees last quarter related to the acquisition. Compared to the same quarter last year, G&A expenses remained flat.

The resulting operating loss for the third quarter was 1.4 million compared to income of 2.7 million in the same quarter one year ago and a loss of 2.4 million in the second quarter of this fiscal year. Included in operating income were non-cash charges of approximately 400,000 of stock compensation, depreciation, and amortization. Excluding these non-cash charges, operating loss for the third quarter was 1 million. Non-operating expenses netted out to a gain for the quarter of 50,000, consisting mostly of interest income and an offset of foreign exchange losses and other income.

Now, moving to the balance sheet. Cash at the end of the third quarter was 12.7 million, a decrease of 1.3 million from last quarter. Accounts receivable increased by 1.6 million from last quarter coming in at 6.2 million. Inventories increased by 400,000 from the prior quarter to about 14 million. DP&E, intangibles, and other assets, decreased to a combined 228,000 consisting mainly of depreciation and amortization and retirements of fixed assets taken during the quarter. Total current liabilities increased by 1.3 million over the last quarter, primarily due to a 1.2 million increase in accounts payable. The company had no long term liabilities at the end of this quarter. The company's book to bill ratio was less than one during the quarter and the backlog at the end of the quarter stood at 2.8 million where it is today. It is important to remember that we do not include service and spares bookings in our backlog. Total outstanding shares as of December 31, 2008 were 8,321,496.

I would now like to introduce Tom Mika, our President and Chief Executive Officer.

 Tom Mika - Tegal - President & CEO

 Thanks, Christine. Good afternoon, everyone, and thank you for joining the call. We were pleased to be able to report improving sequential sales results and that our backlog has grown since the end of last quarter. A notable accomplishment in the face of a very weak demand for capital equipment globally. Fortunately, with the acquisition of the Alcatel DRIE product lines, Tegal's business has shifted out of semiconductors into MEM's, integrated devices, and related areas. While these markets are not immune to the global financial crisis, they are much less concentrated than semiconductor manufacturing. Along with large multinational corporations, MEMs producers include many small and medium size companies, not normally associated with semiconductors. They range from component suppliers to watch companies to makers of precision gyroscopes and sensors for military applications.

The diversity of this customer group in terms of both size and end use helps both to increase the number of revenue opportunities for Tegal and to lower the overall financial risk for the company. We believe this larger addressable market opportunity allowed us to increase our backlog during a period when many semiconductor capital equipment companies are dramatically slashing their forecasts. Nevertheless, we are clearly being impacted by the economy and the environment remains highly challenging, unpredictable and uncertain. So in order to preserve our operating flexibility in cash we are taking further steps to lower our operating expenses and fixed costs. In Q3, we cut our cash burn from operations in half to 1 million, but there is more than we--that we can do.

This morning I announced to Tegal's employees a further 10% reduction in headcount on top of the 10% that we took last quarter. In addition, we have decided not to fill some open positions and we are reducing salaries across the board by an initial 5% to be followed if needed by another 5% next quarter. On top of this, we are requiring that all employees take five days unpaid time off each quarter for the next four quarters. Finally, we are scrubbing all expense categories for possible savings, including the further consolidation of offices both in the U.S. and abroad.

In this environment it is not sufficient to just reduce costs. We are thinking strategically about how we can use this period to improve the performance of our products, introduce our capabilities to a brand new set of customers, and refine our market position and message for customers, investors, and employees.

The DRIE tools are at the core of Tegal strategy to lead the market in innovative specialized solutions that enable the manufacturing of MEMs, integrated devices, optoelectronics, power devices, and 3D microelectronics. Our other technologies, including plasma etch, PVD, and NLD, contribute to this overall strategy by providing opportunities for process integration or by providing unique solutions that are peculiar to the needs of device manufacturers in these same markets.

On the sales side, the acquisition of the Alcatel product lines has introduced Tegal to a wide range of new customers globally. Our direct sales teams in the U.S. and Europe are very active in introducing Tegal's capabilities to literally hundreds of new customers and I am encouraged by the initial reaction to our efforts. In this market, it will always be challenging to make sales, but we have a broader product line, a deeper customer base, and a much larger addressable market with the addition of the AMMS tools. We believe these factors will help us weather the downturn.

To further broaden our reach, we are in the process of building up a distribution and support network in Eastern Europe, Russia, India, and Israel, as well as in China, Taiwan, Korea, Japan, Singapore, and Malaysia. All of these markets represent future opportunities for incremental revenue growth for Tegal.

In product development, we are in the midst of a reorganization of our activities in order to more effectively improve and industrialize DRIE systems and processes. This will involve the formation of a subsidiary company in France that will be staffed by a small team of specialists in the DRIE tools, including former employees and contractors from Alcatel. There are substantial benefits to our expense line from focusing our efforts in France and our orientation in Petaluma will be to offer project management and engineering support to this effort as a top priority. We will have some public announcements on this and related topics in the coming weeks.

I believe that all of these changes will enable Tegal to ride out the current economic downturn and position the company to emerge as a stronger entity post recession. We are closely focused on improving our sales effort, further increasing the technological advantages of our products and reducing costs across all aspects of our business operations. We are also refining our strategy to address the changing market conditions. I will update you more on our plans on next quarter's conference call. When we emerge from this downturn, we fully intend to be stronger and better positioned than we have ever been in the past, and I am confident that we will achieve that goal.

Thanks for your attention. I know these comments are short relative to my normal speech, but I'm happy to answer any questions that you may have. Thanks.

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Final Transcript
Feb 12, 2009 / 10:00PM GMT, TGAL - Q3 2009 Tegal Corporation Earnings Conference Call

 QUESTION AND ANSWER

Operator

 (OPERATOR INSTRUCTIONS.) And our first question will come from the line of Steve Sullivan with Horizon Financial Group. Please proceed.

 Steve Sullivan - Horizon Financial Group - Analyst

 Hi, Tom. A couple of quick ones, and then I'll go into more of the strategy. Backlog was up at--can you tell the level it was up? I'm sorry. I got the 2.8, but I was unaware of where it was last quarter.

 Christine Hergenrother - Tegal - CFO

 It was at 1.1 last quarter.

 Steve Sullivan - Horizon Financial Group - Analyst

 And inventory at 14 million, is that a comfortable level for you, Tom?

 Tom Mika - Tegal - President & CEO

 Yes, I think so. I think that you've got to remember that we have some of the inventory from the Alcatel acquisition that came in. And our practice on the development side is to keep our development tools in inventory because we typically roll those out as sales, so rather than putting them in right from the start as fixed costs or expensing them. So, yes, I'm comfortable with that level of inventory.

 Steve Sullivan - Horizon Financial Group - Analyst

 Okay. A question for you on as far as the breakeven level on a cash flow basis. Can you give me a sense of where that is?

 Tom Mika - Tegal - President & CEO

 Yes. It partially depends on what we're actually going to be able to implement in terms of consolidation in the next several months. But I'm pretty sure it's below 6 million, and the question is how much below 6 million. We're at $1 million loss at 4.5 million in sales. At 5.5 before these reductions, we'd probably be a 500,000 loss. And I think that--so it's probably with the reduction somewhere in the $5.5 to $6 million range. The--let me ask--answer a question that you haven't asked, which is that our--we figure out of our operating expenses these combined reductions that we've done, we're going to be able to take about 2 million in expense out of--not just OpEx, but overall department expenses.

 Steve Sullivan - Horizon Financial Group - Analyst

 That's on an annualized basis?

 Tom Mika - Tegal - President & CEO

 Yes.

 Steve Sullivan - Horizon Financial Group - Analyst

 Okay. Gross margin, Tom? I realize you have a different mix with the acquisition, but that's a pretty precipitous drop versus last year. Can you give me your--some of the thoughts there?

 Tom Mika - Tegal - President & CEO

 Well, versus last quarter I think is the biggest drop.

 Steve Sullivan - Horizon Financial Group - Analyst

 I'm looking at the 43.6. I know last quarter you had a lot of spare parts and that type of unique animals.

 Tom Mika - Tegal - President & CEO

 Right. That's--.

 Steve Sullivan - Horizon Financial Group - Analyst

 --But you're still down 13-plus.

 Tom Mika - Tegal - President & CEO

 Right. And there are two issues driving that. One is the systems gross margins and the other is the spares gross margins. Now, on systems gross margins, we're getting used to this Alcatel relationship. And right now, since we don't have manufacturing in the United States, we're still procuring from subcontractors in France and in Japan. And for the moment, we're pleased to be able to do that. And the reason is that those fixed costs stay in France and in Japan. Now, I know that we're going to take a little bit of a hit on the gross margin because of that in the short term. I know though that in the long term, as our forecast becomes clearer, then I can move manufacturing to the United States and I think that we can significantly improve that.

On the spares side, these are spares not really related to the Alcatel systems, but they're related to our legacy tools that are in the market, typically with semiconductor manufacturers. The semiconductor manufacturers are really putting pressure on us to lower our margins on the spares. And the competition is from third parties who don't have engineering capabilities. They simply copy our spare parts and offer them at low gross margins for them. So we're getting some pressure on that. We've reminded our customers, particularly our important customers, that that's not helpful to a long term relationship. And we've been able to recapture some of that business, but we've done it at the expense of gross margins.

I'm pretty confident though that at the--as the mix of spares moves from our legacy tools, which have been in the market for a very long time, to our DRIE tools, that we'll see that--those margins come back. Right now, so long as we're under absorbed, I want to keep that revenue in our own company, so I'm willing to sacrifice the gross margins.

 Steve Sullivan - Horizon Financial Group - Analyst

 Looking out six months or so, Tom, I would gather that gross margin would work itself back to more traditional levels?

 Tom Mika - Tegal - President & CEO

 I think that it's a six-month to 12-month process. The DRIE business is right at this moment very competitive. And the reason that it's competitive is that we've got a couple of companies out there who are competing against us that I would question their viability. And so, I think that we're going to have some price competition. And that is a point that I just have to get out there to customers so that they understand that this is our business. We're not a much larger company that might one day decide that they're going to give it up just as Alcatel did. And we're not a company that is at risk of going out of business anytime soon.

 Steve Sullivan - Horizon Financial Group - Analyst

 If the operator has another question, bump me off and I'll come back. But is there a [leverage] charge in here or any unique one-time events, Christine, that we should be aware of?

 Christine Hergenrother - Tegal - CFO

 In the revenue?

 Steve Sullivan - Horizon Financial Group - Analyst

 No, in the cost.

 Christine Hergenrother - Tegal - CFO

 In the cost? No. This is a very normal quarter for us.

 Steve Sullivan - Horizon Financial Group - Analyst

 Okay. So the 10% prior--that hit prior quarters? I'm a little lost on the--you basically had a riff of 10% and you just implemented another one today. The 10%, the first one, when were those severance costs run through the P&L?

 Christine Hergenrother - Tegal - CFO

 The severance costs on the prior one were in the prior quarter.

 Steve Sullivan - Horizon Financial Group - Analyst

 Okay.

 Christine Hergenrother - Tegal - CFO

 As well as the one-time costs for the acquisition, the legal and accounting fees.

 Steve Sullivan - Horizon Financial Group - Analyst

 And that's--legal and accounting was about 600?

 Christine Hergenrother - Tegal - CFO

 Right, exactly. Well, the legal and accounting for the acquisition was around 400,000 for legal and about 150 for accounting.

 Tom Mika - Tegal - President & CEO

 600,000.

 Christine Hergenrother - Tegal - CFO

 Right, total. But I mean, to split them both out. Then the severance cost for this next layoff you'll see in Q1 of next fiscal year. But Q4 should stay pretty flat.

 Tom Mika - Tegal - President & CEO

 Okay. How much roughly would that charge be?

 Christine Hergenrother - Tegal - CFO

 We're thinking it's probably between 400 and 500,000. I'm sorry, for the savings.

 Steve Sullivan - Horizon Financial Group - Analyst

 Yes.

 Tom Mika - Tegal - President & CEO

 The costs--.

 Steve Sullivan - Horizon Financial Group - Analyst

 --How about the costs?

 Christine Hergenrother - Tegal - CFO

 I don't--to tell you the truth, I haven't really calculated the cost. My guess is it's around 150,000.

 Steve Sullivan - Horizon Financial Group - Analyst

 Okay.

 Tom Mika - Tegal - President & CEO

 It's not very significant. We're not in a position to be offering large severance packages to any employees. And we've taken an approach that's so much different this time around. The room that we had our employees in this morning included those who were going--who knew already that they were going to be termed. And we're going to do the best we can to grow the business, so that we can get some of these people back in a reasonable period of time.

 Steve Sullivan - Horizon Financial Group - Analyst

 What is the headcount up at your facility up there?

 Tom Mika - Tegal - President & CEO

 Well, we're about 50 prior to this round of layoffs. And I think that if you look at our overall headcount we're probably down to 65 in that range worldwide.

 Steve Sullivan - Horizon Financial Group - Analyst

 Worldwide. Tom, one last question. You've been through a lot of cycles. What benchmarks in the industry cycles do you look for to try to foresee a turn? Or is this so unique that the rules of ago no longer apply?

 Tom Mika - Tegal - President & CEO

 Yes. The rules that I would've looked for in sort of semiconductors don't really apply to us anymore and I'm really pleased about that. We're really competing customer by customer. What's very significant, and I need to get this message across, is we literally have hundreds of new customers who are in very different businesses with different business models. So you've got defense contractors and you've got automotive manufacturers or suppliers to automotives. And it really--on a case by case basis, we still have customers out there who have budgets and are ready to spend and the competition is tough and they know that this is a good environment to be a buyer in.

But we're looking at just raw opportunity numbers, which are greater than we've ever seen. We're looking at demos, which are characteristically different types of demos than we've done in the past. These are real demos as opposed to process development work. And it's an area in which companies are still investing and innovating. And so, for that reason, I'm pretty excited about it. I think though that when Alcatel decided to get out of the business and we looked at it, there was a natural decline or customers started to become interested in our competitors and we noticed that our competitors did a lot of marketing and a lot of sales activity to compete directly against us, basically trying to paint the picture that this product line was going away. We're having to counter that and I think we're doing it effectively.

And actually, I can really turn the tables on some of those guys by saying what I said earlier with respect to small non-strategic assets in larger companies or other companies that simply don't have the wherewithal to continue in this business, or large companies who are traditional mainstream suppliers who all of a sudden become interested in DRIE. Where will those companies be when their natural mainstream markets turnaround?

So I think we've got a really good message. It's focused and we're getting it out to customers. So I'm pretty--even though the environment is horrible, I'm pretty optimistic about our being able to move the needle.

 Steve Sullivan - Horizon Financial Group - Analyst

 I lied. One last question. R&D cycle with your acquisition and everything else, R&D expenses, sequentially in the next couple of quarters - flat, down, sideways? Can you kind of give me a sense there?

 Tom Mika - Tegal - President & CEO

 It's going up. And the--our expenses had to do with really the integration of this and all the training associated with getting up to speed on how to do these demos. Overall, I think we'll end up being flat if you go out six months to where we are now. Against these reductions that we're making we're also staffing in other areas, as in France where I mentioned that we're going to put a specialist team in. And I'll have more to say about that next quarter I think.

 Steve Sullivan - Horizon Financial Group - Analyst

 Okay. Thank you very much.

 Tom Mika - Tegal - President & CEO

 Thanks, Steve.

Operator

 And at this time I show no more questions in queue.

 Tom Mika - Tegal - President & CEO

 Okay, then. Thanks very much, everyone, for joining us. And we'll see you next quarter.

Operator

 And thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Good day.